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Exhibit 10.2

March 21, 2003

Gary D. Curtis
96 Grist Mill Road
Monroe, CT 06468

Dear Gary:

        We are pleased to offer you the position of Vice President of Sales and Marketing for UTI reporting to our Chief Executive Officer, Drew Freed. The position is based in Collegeville, PA and will require you to relocate to the surrounding area.

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  The starting base salary will be $185,000 annually ($15,416.67 per month).

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  The target bonus will be 50% and will be based primarily on the financial performance of UTI.

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  The Company will pay for three (3) round trip airfares by you and your spouse to evaluate property.

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  UTI will reimburse you for reasonable relocation expenses, such as carrier charges for preparation, packing, crating, loading, transporting, unloading, uncrating and setting up of household goods and personal effects and storage of furniture and personal belongings while in transition. (Since this reimbursement must be processed through payroll, it will be "grossed up" to include taxes). This list is not meant to be all-inclusive.

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  The Company will provide you with a "room and drape allowance" equal to one month's salary of $15,416.67.

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  The Company will pay for reasonable temporary housing.

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  You will be eligible to participate in our Company car program.

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  You will be recommended to the UTI Corporation Board of Directors for 25,000 stock options at a strike price of $8.18 per share. The stock options vest 20% per year.

        Under separate cover, you will receive an informative packet explaining the following benefits:

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  Medical/Dental Insurance

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  401K

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  Life Insurance

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  Travel Accident Insurance

        This offer is contingent upon the following:

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  Your start date to be on or before April 15, 2003.

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  This offer is removed by UTI Corporation if you choose not to accept the offer by Tuesday, March 25.

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  You passing the required physical examination including drug testing prior to being hired.

        You should also understand that you would be employed at-will, which means that either you or the Company can terminate employment at any time. Should the company terminate your employment without cause, we will agree to provide you the base monthly salary then in effect and shall continue to provide health insurance benefits through six months from the date of termination in exchange for a legal release of all claims that you may have against the company relating to your employment.

        Nothing in this letter should be interpreted as a contract. However before beginning employment all exempt employees are required to sign either the Employee Confidentiality, Creative Works and

Non-Competition Agreement or the Sales Employee Confidentiality, Creative Works and Non-Competition Agreement.

        Gary, Drew and I, as well as our colleagues at KRG, believe that you can make a strong contribution in helping the UTI companies continue to profitably grow. On a personal note, I also feel that you would be a terrific addition to our management team and I would look forward to working with you in the future.

        Please review this letter and return the signed copy by Tuesday, March 25. If you have any questions regarding this offer, please do not hesitate to call me at (610) 409-2225.

        We look forward to your acceptance of this offer.

Sincerely yours,
/s/ STEWART A. FISHER Steward A. Fisher UTI Chief Financial Officer
AGREED TO AND ACCEPTED BY:	/s/ GARY D. CURTIS Gary D. Curtis
DATED:	3-24-03
Cc:
A.D. Freed
S.D. Neumann

[UTI LETTER HEAD]

July 19, 2004

Gary Curtis
27 Manor Road
Scituate MA 02066

Dear Gary,

        Welcome to the opportunity to help shape the future of UTI. I am sure that the learning and the knowledge base you build during this assignment will provide a personal and professional growth experience that will lead to even more exciting opportunities for you in the future.

        This letter is to confirm your Integration Team role at UTI and to confirm the recent discussions regarding your career and/or compensation.

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  Project Team Role: You will be assuming a part time role as a Sales functional representative on the Integration Project Team

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  Base Salary: Your current base salary of $190,000.08 will not be affected by your participation in the Integration Team. Your salary will continue to be reviewed consistent with current practices.

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  Integration Team Bonus Participation: You will participate in the Integration Team Bonus Program with an award potential of $25,000 for each six (6) month performance period.

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  Annual Bonus Participation: You will continue to be eligible to participate in our Corporate, Division or site bonus program and any award under this program will be in addition to your Integration Team award.

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  Equity Grant: You will be recommended to the UTI Corporation Board of Directors to receive a grant of 5,000 stock options, with a grant price of $8.18 per share. Any options granted will be in accordance with the terms of the Stock Option Plan.

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  Project Commitment: It is understood that this project role may last from 12 to 24 months and may require extensive travel and erratic time demands.

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  Effective Date: The effective date of the Integration Project Team bonus and stock options (upon approval of the Board) will be July 1, 2004, provided you have signed both this letter and the attached confidentiality agreement.

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  Location: You will remain located at your current facility.

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  Benefits: So long as you remain at your current facility, you will continue to participate in the benefit plans and programs, of that facility, such as they are today or as they may be changed from time to time.

        Once again, congratulations on this opportunity and I look forward to working with you to shape the future of UTI. Please return your signed copy of this letter and the attached confidentiality agreement directly to Brian Young.

Sincerely,

/s/ GARY D. CURTIS Accepted
/s/ Brian Splan Brian Splan Integration Project Leader

Copy: Ron Sparks, Brian Young

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  Exhibit 10.2